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                                                                   EXHIBIT 2.1.5




                                 PROMISSORY NOTE


$1,499,250.00                                                     Miami, Florida
                                                                 January 9, 1996


                  FOR VALUE RECEIVED the undersigned, HBC FLORIDA, INC., a Delaware corporation ("HBC") and HEFTEL BROADCASTING CORPORATION, a Delaware corporation ("Heftel") (HBC and Heftel are hereinafter collectively referred to as "Maker") jointly and severally promise to pay to the order of MAMBISA BROADCASTING CORPORATION, a Florida corporation, or its successors or assigns (hereinafter referred to as the "Payee"), at 1790 Coral Way, Suite 200, Miami, Florida 33145 or such other place as the holder hereof may from time to time designate in writing, the principal sum of ONE MILLION FOUR HUNDRED NINETY NINE THOUSAND TWO HUNDRED FIFTY and No/100 ($1,499,250.00) Dollars bearing no interest (except in the event of maturity or default). The aforesaid principal sum and interest, if applicable, shall be paid in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Upon the Maturity Date (as hereinafter defined) such principal shall be due and payable in full.

                  This Note is prepayable in whole or in part at any time without penalty or premium.

                  For purposes hereof, the "Maturity Date" shall be the date upon the earlier to occur of either: (i) the closing of the "Resale" of the Mortgaged Property (as defined below) in accordance with the terms and definitions contained in that certain Agreement of Purchase and Sale between HBC, as successor to Heftel, and Payee dated September 7, 1995, as amended (the "Agreement"), or (ii) the expiration of all rights to effectuate a "Subdivision" pursuant to Section 18 of the Agreement.

                  It is agreed that if any payment of principal or interest or any installment thereof, not be made within five (5) days following the date that same is due as above provided; or if a default occurs under paragraph 12 of the Mortgage (as hereinafter defined) which default remains uncured for a period of fifteen (15) days following receipt by Maker of written notice thereof from Payee; then, in any or all such events, the entire amount of principal of this Note with all interest then accrued, shall, at the option of Payee and without further notice (the Maker expressly waives notice of such default), become and be due and collectible, time being of the essence of this Note. If this Note shall not be paid at maturity or according to the tenor thereof and strictly as above provided, it may be placed in the hands of an attorney at law for collection, and in that event,



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each party liable for the payment hereof, as Maker, endorser, guarantor, or otherwise, hereby agrees to pay Payee in addition to the sums above stated, a reasonable sum as an attorney's fee, which shall include attorney's fees at trial level and on appeal, together with all reasonable costs incurred in connection therewith, whether suit be brought or not. After maturity and during a period of default, this Note shall bear interest at a rate equal to the lesser of: (i) fifteen (15%) percent per annum, or (ii) the highest rate permitted under then applicable law.

                  Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require the Maker, or any person liable for the payment of the loan made pursuant to this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by the Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Payee to the Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall the Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the highest rate permissible under applicable law.

                  This Note is secured by a Purchase Money Mortgage and Security Agreement (the "Mortgage") of even date herewith from HBC in favor of Payee encumbering and conveying real estate and property (the "Mortgaged Property") therein described and duly recorded among the Public Records of Broward County, Florida, the terms and provisions of which are incorporated herein by this reference.

                  As to this Note and the Mortgage and any other instruments securing the indebtedness evidenced under the Note and/or Mortgage, the Maker, endorsers and guarantors severally waive all applicable exemption rights, whether under the State Constitution, Homestead laws or otherwise, and also severally waive presentment, protest and demand, notice of protest, demand and any other notice of any kind, dishonor and nonpayment of this Note, and expressly agree that the Maturity Date of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker, endorsers or guarantors.




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                  Maker agrees to pay all filing fees and similar charges and all costs incurred by Payee in collecting or securing or attempting to collect or secure this Note, including attorney's fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings.

                  In any action or proceeding brought in connection with this Note, Maker hereby: (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold Maker liable with respect to the Loan; (b) waives any right to immunity from any such action or proceeding; and waives any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) waives any right to interpose any set-off or non-compulsory counterclaim or to plead laches or any statute of limitations as a defense in any such action or proceeding; (d) submits to the jurisdiction of the state and federal courts in the State of Florida for purposes of any such action or proceeding; (e) agrees that the venue of any such action or proceeding may be laid in Dade County, Florida and waives any claim that the same is an inconvenient forum; and (f) stipulates that service of process in any such action or proceeding shall be properly made if mailed by any form of registered or certified mail (airmail if international), postage prepaid, to the address then registered in the holder's records for Payee, and that any process so served shall be effective ten (10) days after mailing. No provision of this Note shall limit Payee's right to serve legal process in any other manner permitted by law or to bring any such action or proceeding in any other competent jurisdiction.

                  The sums due under this Note shall not be subject to offset, deduction, or claims in the nature thereof which any maker, endorser or guarantor hereof may have against the holder hereof, other than the claims arising out of the sale of the Mortgaged Property pursuant to the Agreement or any other claims under or pursuant to the Agreement.



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                  This Note is to be construed according to the applicable laws of the State of Florida.

                                       HEFTEL BROADCASTING CORPORATION, a
                                       Delaware corporation


                                       By:/s/ John Kendrick
                                          --------------------------------
                                       Name:John Kendrick
                                           -------------------------------
                                       Title:SVP CFO
                                             -----------------------------
                                                           [CORPORATE SEAL]


                                       HBC FLORIDA, INC., a Delaware
                                       corporation


                                       By:/s/ John Kendrick
                                          --------------------------------
                                       Name:John Kendrick
                                           -------------------------------
                                       Title:SVP CFO
                                             -----------------------------
                                                           [CORPORATE SEAL]





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